UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 19, 2008

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01. Other Events.

For Immediate Release December 19, 2008

During recent months, the banking industry has seen multiple programs initiated by the Federal Government which are designed to bring stability to a very turbulent economy. The Government's main initiative as it pertains to banks like ours is the "Troubled Asset Relief Program", more commonly referred to as "TARP". A feature of TARP is the Capital Purchase Program (CPP) whereby Potomac Bancshares, Inc. could issue approximately $7 million in preferred stock that would be purchased by the United States Treasury.

Management and our Board of Directors have done a thorough evaluation of both the positive and negative aspects of the CPP. In the end, we came to the conclusion that based on our strong capital position, earnings capacity, and the fact that it would dilute the earnings of existing shareholders we have decided not to participate in the CPP.

Although these are extraordinary times for our industry, we still believe in the inherent strength and staying power of community banks. As such, we recently repurchased some 7,935 shares of our common stock as we think it is a good use of capital in an otherwise sluggish economy. Potomac Bancshares' market price is very favorable to its book value and so we will continue to repurchase shares in 2009 as opportunities present themselves.

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

December 19, 2008